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                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]


                                                                    Exhibit 23.7

                               February 12, 1999

Board of Directors
Bayard Drilling Technologies, Inc.
4005 Northwest Expressway, Suite 550E
Oklahoma City, OK 73116

Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of Bayard Drilling Technologies, Inc. ("Bayard") as Annex B to the Proxy Statement/Prospectus of Bayard and Nabors Industries, Inc. ("Nabors") relating to the proposed merger transaction involving Bayard and a wholly-owned subsidiary of Nabors and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY - Opinion of Financial Advisor" and "THE MERGER - Opinion of Bayard's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                      Very truly yours,



                                      DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION



                                      By:  /s/ DWIGHT SCOTT
                                           -----------------------
                                           D. Dwight Scott
                                           Managing Director